Exhibit 99.1
PRESS RELEASE DATED NOVEMBER 17, 2022

HF FOODS ANNOUNCES RECEIPT OF ADDITIONAL NON-COMPLIANCE LETTER FROM NASDAQ AND EXTENSION OF STAY OF DELISTING PROCEEDINGS UNTIL JANUARY 31, 2023

Las Vegas, NV – November 17, 2022 – HF Foods Group Inc. (NASDAQ: HFFG), a leading food distributor to Asian restaurants across the United States (“HF Foods” or the “Company”), announced today that the Company received an additional notification letter from the Listing Qualifications Department of The Nasdaq Stock Market, LLC (“Nasdaq”) on November 14, 2022 stating that the Company is not in compliance with Nasdaq Listing Rule 5250(c)(1), which requires timely filing of all required periodic reports with the Securities and Exchange Commission (the “SEC”). The Nasdaq notification letter was sent as a result of the Company’s delay in filing its Quarterly Report on Form 10-Q for the quarter ended September 30, 2022 (the “Q3 Form 10-Q”) and because the Company remains delinquent in filing its Form 10-K for the year ended December 31, 2021 (the “Form 10-K”), its Form 10-Q for the quarter ended March 31, 2022 (the “Q1 2022 Form 10-Q”) and its Form 10-Q for the quarter ended June 30, 2022 (the “Q2 2022 Form 10-Q” and, together with the Form 10-K, the Q1 2022 Form 10-Q and the Q3 2022 Form 10-Q, the “Delinquent Reports”). The Nasdaq notification letter has no immediate effect on the listing or trading of the Company’s common stock on the Nasdaq Capital Market.
On November 15, 2022, the Nasdaq Hearings Panel granted the Company’s request for an extended stay of delisting proceedings, to last until January 31, 2023. The Company must provide an update to the Nasdaq Hearings Panel on the progress of its independent auditors’ review and procedures by December 30, 2022. The Company can regain compliance with Nasdaq’s continued listing requirements at any time before January 31, 2023, by filing the Delinquent Reports with the SEC, as well as any subsequent periodic financial reports that may become due, and continuing to comply with Nasdaq’s other continued listing requirements. The Company intends to file with the SEC its Delinquent Reports and regain compliance with Nasdaq’s continued listing requirements as soon as practicable.
In connection with the preparation of the Delinquent Reports, the Company’s management is working diligently with its advisors to resolve complex technical and accounting issues. The issues relate to the previously disclosed independent investigation by the Special Investigation Committee of the Company’s Board of Directors and the previously disclosed concurrent, non-public SEC investigation.
About HF Foods Group Inc.
HF Foods Group Inc., headquartered in Las Vegas, Nevada, is a leading marketer and distributor of fresh produce, frozen and dry food, and non-food products to primarily Asian/Chinese restaurants and other foodservice customers throughout the United States. With 18 distribution centers strategically located throughout the nation, HF Foods aims to supply the increasing demand for Asian American restaurant cuisine. With an in-house proprietary ordering and inventory control network, more than 15,000 established customers in 46 states, and strong relations with growers and suppliers of food products in the US, South America and China, HF Foods Group is able to offer fresh, high-quality specialty restaurant foods and supplies at economical prices to its large and growing base of customers. For more information, please visit www.hffoodsgroup.com.